                                                                    EXHIBIT 11


               ALL AMERICAN COMMUNICATIONS, INC. & SUBSIDIARIES

               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      3 Months Ended                  9 Months Ended
                                                                       September 30,                   September 30,
                                                                    ---------------------        -----------------------
                                                                      1995          1994            1995           1994
                                                                    --------      --------       -------         -------
Weighted average number of common shares outstanding                  7,976         6,812           7,976          4,960

Assumed exercise of dilutive options and warrants
  under the treasury stock method based on
  average market price                                                  320            53             107              0
                                                                    -------       -------         -------        -------
Weighted average number of common shares and common
  share equivalents - primary                                (B)      8,296         6,865           8,083          4,960

Additional shares from assumed exercise of dilutive
  options and warrants under the treasury stock
  method based on ending market price                                    97             0             310              0

Weighted average assumed conversion of 6 1/2%
  Convertible Subordinated Notes due 2003                             5,217         5,217           5,217          5,217
                                                                    -------       -------         -------        -------
Weighted average number of common shares and
  common share equivalents - fully diluted                   (D)     13,610        12,082          13,610         10,177
                                                                    =======       =======         =======        =======
Computation of net income (loss) for per share
  purposes:

Net income (loss)                                            (A)    $ 5,628       $ 1,090         $ 4,057       $ (2,667)

Add: After tax reduction of interest expense for
  assumed conversion of 6 1/2% Convertible
  Subordinated Notes due 2003                                           606           627           1,818          1,881
                                                                    -------       -------         -------        -------
Net income (loss) for fully diluted per share
  computation                                                (C)    $ 6,234       $ 1,717         $ 5,875        $  (786)
                                                                    =======       =======         =======        =======

Net earnings (loss) per share - Primary (A)/(B)                     $  0.68       $  0.16         $  0.50        $ (0.54)
                                                                    =======       =======         =======        =======

Net earnings (loss) per share - Fully diluted (C)/(D)               $  0.46       $  0.14         $  0.43        $ (0.08)(*)
                                                                    =======       =======         =======        =======

(*) - Calculation is antidilutive